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Exhibit 99


    UWINK GOES HOLLYWOOD: NEW LOCATION TO OPEN AT HOLLYWOOD & HIGHLAND CENTER

              CIM Group Brings Rising-Star Restaurant to Hollywood


HOLLYWOOD, CALIF., - May 7, 2007 - uWink, a new restaurant that combines food, drinks and entertainment, today announced that it has signed a letter of intent to open a new location at the Hollywood & Highland Center in Hollywood, California. The new 6,500 square foot uWink restaurant is scheduled to open by early 2008.

Hollywood & Highland Center has 387,000 square feet of national and local fashion and luxury retailers, some of Hollywood's hottest clubs and restaurants and the 3,400-seat Kodak Theatre.

Hollywood & Highland Center attracts over 18 million visitors per year. At this one-of-a-kind, high profile destination, the best in retail, fine dining and unique entertainment venues come together with the vibrant world of today's Hollywood. Directly connected to the historic Grauman's Chinese Theatre, Hollywood & Highland Center is a hot spot for locals as well as a "must see" destination for international visitors.

"We loved this location from the moment we saw it," said Nolan Bushnell, chief executive officer of uWink. "Hollywood & Highland is the epicenter of Hollywood and the entertainment industry, which fits perfectly with uWink's mission and demographic."

"We are proud to add this rising-star restaurant to our lineup," said Terry Migliaccio, Vice President of Leasing at Hollywood & Highland Center "uWink will provide our clientele with great food, refreshing drinks and Hollywood-caliber entertainment."

The center features over 60 top retailers, nine of L.A.'s finest restaurants, Grauman's Chinese 6 Theatres, two popular nightclubs and Lucky Strike Lanes, a high tech and trendy bowling alley/nightclub. The center's renowned Kodak Theatre is the venue for the worldwide live broadcast of THE ACADEMY AWARDS(R) CEREMONIES as well as other notable awards shows, such as THE BET AWARDS, THE ESPYS, THE AMERICAN IDOL FINALS and THE AFI LIFETIME ACHIEVEMENT AWARDS. Throughout the year, live performances at the theatre include musicals, ballets, concerts, plays and original programming.

Since acquiring the center in 2004, CIM Group has added premier retailers such as Virgin Megastore's west coast flagship in 20,000 square feet, BCBG Max Azria, Lucky Brand Jeans, Fossil and American Eagle Outfitters to its collection of top retailers.

About CIM Group:
CIM Group is an integrated, full service real estate investor with in-house acquisition, development, finance, leasing, and management capabilities. CIM Group directs its efforts towards districts of high population density, including the downtown areas within large cities, smaller "main street" districts within towns and suburban cities, and other locations which lie within the metropolitan areas of the country. Since its inception in 1994, CIM Group has been a leading force in the creation of great streets in the cities of Santa Monica, San Diego, Pasadena, Brea and Hollywood.

About uWink:
uWink is an entirely new restaurant concept that combines food, drinks, and entertainment - inviting guests to eat, drink and play at the same time, from their tables. Guests order food, drinks and media directly via touchscreen terminals at their tables while uWink runners deliver guests' selections quickly and accurately.

uWink, Inc. is a publicly-held digital entertainment company based in Los Angeles, Calif., that develops interactive entertainment for restaurants, bars and mobile devices. Led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC), uWink recently launched a new entertainment dining experience called uWink that leverages uWink's proprietary network and entertainment software. The first uWink restaurant opened in October 2006 in Los Angeles. For more information, visit www.uwink.com.

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Media Contact:

Alissa Bushnell
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com